UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 03, 2024

Meta Materials Inc.

(Exact name of Registrant as Specified in Its Charter)

Nevada	001-36247	74-3237581
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

60 Highfield Park Dr
Dartmouth, Nova Scotia, Canada		B3A 4R9
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: 902 482-5729

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	MMAT	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry into a Material Definitive Agreement.

In connection with the continued evaluation of strategic alternatives of Meta Materials Inc. (the “Company”) and its subsidiaries, on July 3, 2024, Nanotech Security Corp. (“NSC”), a wholly-owned subsidiary of 1315115 BC Inc., which is a wholly subsidiary of the Company, entered into an Asset Purchase Agreement (the “Purchase Agreement”) with Authentix, Inc., a Delaware corporation (“Authentix”), and Authentix Canada Solutions, Inc., a corporation formed under the laws of British Columbia, Canada (together with Authentix, “Buyer”), pursuant to which, subject to the satisfaction or waiver of certain conditions, Buyer agreed to (i) purchase substantially all of the assets owned by NSC and used in the operation of the Company’s authentication business unit (the “Authentication Business”) and (ii) assume certain liabilities with respect to the Authentication Business (collectively, the “Transaction”). The assets included in the Transaction excludes, among other things, any cash and cash equivalents, any rights to tax refunds or overpayments, insurance policies, employee benefit plans, certain real property, and corporate and personnel records of NSC or the Company.

Under the terms of the Purchase Agreement, Buyer agreed to pay NSC an aggregate of $10 million for the Authentication Business (the “Purchase Price”), which includes the previously announced $4 million of deposits paid by Buyer (the “Deposits”), which will be applied to the Purchase Price at closing. An aggregate of $3 million will also be withheld from the Purchase Price (a) to cover certain amounts to due to the landlord of certain leased properties of NSC and (b) to be held in escrow by Buyer’s counsel for the payment of taxes and liens related to the Thurso property.

The Purchase Agreement contains representations, warranties, covenants, indemnification and other terms customary for a similar asset disposition. The Transaction is subject to customary closing conditions and covenants, including the conduct of the authentication business prior to closing. In addition, as a condition to closing of the Transaction, the parties agreed that certain NSC employees would be terminated by NSC prior to closing, and Buyer would make offers of employment to such employees on terms no less favorable than current employment terms with NSC.

The Purchase Agreement may be terminated (i) by mutual written consent by the parties thereto, (ii) by either party upon material breach of the other party of the Purchase Agreement, subject to certain conditions, (iii) by either party if the closing of the Purchase Agreement does not occur by August 15, 2024, subject to certain conditions, and (iv) other customary termination provisions. Other than the repayment of the Deposits or as otherwise set forth in the Purchase Agreement, there are no penalties or obligations due by either party upon termination of the Purchase Agreement.

The foregoing summary of the Purchase Agreement and the transactions contemplated thereby does not purport to be complete and is subject to, and qualified in its entirety by the full text of the Purchase Agreement, a copy of which is attached as Exhibit 2.1 to this Current Report on Form 8-K, and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
2.1#	Asset Purchase Agreement, dated July 3, 2024, among Nanotech Security Corp., Authentix, Inc. and Authentix Canada Solutions, Inc.
104	Cover Page Interactive Data File (embedded within Inline XBRL document).

# Schedules and exhibits have been omitted pursuant to Item 601(a)(5) of Regulation S-K. The Company hereby undertakes to supplementally furnish copies of any omitted schedules and exhibits to the SEC upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

META MATERIALS INC.

Date:	July 5, 2024	By:	/s/ Uzi Sasson
Uzi Sasson President and Chief Executive Officer